Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey – VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO COMPLETES ACQUISITION OF SM&P

ST. LOUIS, April 28, 2025 – ESCO Technologies Inc. (NYSE: ESE) today announced that it has completed the acquisition of the Signature Management & Power (SM&P) business of Ultra Maritime for a purchase price of $550 million in cash. SM&P is an established, long-standing provider of mission-critical signature and power management solutions for the US and UK naval defense markets. Their sole source product offerings will add significant scale to ESCO’s Navy businesses, providing increased content on US Navy submarine and surface ship programs and expansion into vital UK and AUKUS navy platforms.

SM&P will become part of ESCO’s Aerospace & Defense (A&D) segment. Their Signature Management and Power Management product lines are highly complementary to ESCO’s current naval programs. Signature Management offers solutions for surface ships and submarines that provide magnetic and electric field countermeasures to prevent underwater mine and sensor detection. Power Management provides innovative and highly-engineered motors that drive critical ship propulsion systems with an ultra-quiet design ensuring low vibration levels to increase stealth capabilities.

This acquisition supports ESCO’s long-term objective of expanding our leadership positions in our high-growth end-markets. SM&P is well-positioned to benefit from increasing global naval defense spending as the US and its allies upgrade their aging naval defense programs.

Our previously issued FY 2025 guidance does not include the impact of the SM&P acquisition. Our guidance will be updated to include the FY 2025 impact of SM&P in our Q2 2025 earnings announcement on May 7, 2025.

ESCO is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products, advanced composites, as well as signature and power management solutions for aviation, Navy, space, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit ESCO’s website at www.escotechnologies.com.